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                                                                      Exhibit 12



               Southwest Securities Group, Inc. and Subsidiaries
        Statement Re Computation of Ratio of Earnings to Fixed Charges
                         (In thousands, except ratio)


                                                            Fiscal Years Ended

                                              June 30,   June 25,   June 26,   June 27,   June 28,
                                                2000       1999       1998       1997       1996
                                           -------------------------------------------------------
Income before income taxes and minority     $137,905   $ 53,380   $ 42,472   $ 33,901   $ 29,232
 interest in consolidated subsidiaries

Add fixed charges:
   Interest expense                          178,084    112,794    113,795     92,414     77,016
   Interest factor in rents/(1)/               4,770      3,575      2,600      1,644        899
                                           -------------------------------------------------------
Total fixed charges                          182,854    116,369    116,395     94,058     77,915
                                           -------------------------------------------------------
Earnings before fixed charges
 and income taxes                           $320,759   $169,749   $158,867   $127,959   $107,147
                                         =======================================================

Ratio of earnings to fixed charges               1.8        1.5        1.4        1.4        1.4
                                         =======================================================

/(1)/ The Company estimates that one-third of rental expense is representative of the interest factor.